UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
March 10, 2025 (March 10, 2025)

MAIDEN HOLDINGS, LTD.
 (Exact name of registrant as specified in its charter)

Bermuda	001-34042	98-0570192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

48 Par-La-Ville Road, Suite 1141 Hamilton HM11, Bermuda

(Address of principal executive offices and zip code)

(441) 298-4900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading symbol(s)	Name of Each Exchange on Which Registered
Common Shares, par value $0.01 per share	MHLD	NASDAQ Capital Market

Item 2.02	Results of Operations and Financial Condition.

On March 10, 2025, the Company issued a press release announcing its results of operations for the three and twelve months ended December 31, 2024. A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference.
 The information contained in this Item 2.02 and in the accompanying exhibit shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or otherwise subject to the liabilities of that section or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 7.01	Regulation FD.

On March 10, 2025, the Company posted the Maiden Holdings, Ltd. Investor Update Presentation, March 2025 via its investor relations website at https://www.maiden.bm/investor_relations, which presentation is included as Exhibit 99.3 to this Current Report on Form 8-K.

The information under Item 7.01 and the Investor Presentation included to this Form 8-K as Exhibit 99.3 shall be deemed to be “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act. The furnishing of the information in this report is not intended to, and does not, constitute a determination or admission by the Company that the information in this report is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Company.

Item 8.01	Other Events.

On March 10, 2025, the Company issued a press release announcing its results of operations for the three and twelve months ended December 31, 2024 via its investor relations website at https://www.maiden.bm/investor_relations, which press release is included as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibit

Exhibit
No.	Description

99.1	Press Release of Maiden Holdings, Ltd., dated March 10, 2025
99.2	Press Release of Maiden Holdings, Ltd., dated March 10, 2025
99.3	Maiden Holdings, Ltd. Investor Update Presentation, March 2025

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 10, 2025	MAIDEN HOLDINGS, LTD.

		By:	/s/ Lawrence F. Metz
Lawrence F. Metz Executive Vice Chairman and Group President

EXHIBIT INDEX

Exhibit
No.	Description

99.1	Press Release of Maiden Holdings, Ltd., dated March 10, 2025
99.2	Press Release of Maiden Holdings, Ltd., dated March 10, 2025
99.3	Maiden Holdings, Ltd. Investor Update Presentation, March 2025

Exhibit 99.1

PRESS RELEASE
Maiden Holdings, Ltd. Announces
Fourth Quarter 2024 Financial Results and
Updates on Strategic Transactions

PEMBROKE, Bermuda, March 10, 2025 - Maiden Holdings, Ltd. (NASDAQ: MHLD) ("Maiden" or the "Company") today reported its results for the fourth quarter of 2024 along with updates on its recently announced strategic transactions, which included the following key developments:
•On December 29, 2024, the Company entered into a combination agreement (the "Kestrel Agreement") with the Kestrel Group to form a new, publicly listed specialty program group.
•On November 29, 2024, the Company entered into a Stock Purchase Agreement to sell its Swedish subsidiaries, Maiden General Försäkrings ("Maiden GF") and Maiden Life Försäkrings (“Maiden LF”) to an expanding group of international insurance and reinsurance companies headquartered in London. Maiden GF and Maiden LF were the principal operating subsidiaries of the Company’s International Insurance Services (“IIS”) platform.
•Both announced transactions are proceeding, as applicable, through the necessary shareholder and regulatory approval processes and the Company presently targets completing both of these transactions during the second quarter of 2025.
•Book value per common share(1) decreased 81.5% to $0.46 and adjusted book value per common share(2) decreased 52.4% to $1.52 per common share at December 31, 2024 compared to book values recorded at December 31, 2023.
•Net loss attributable to Maiden common shareholders of $158.0 million or $1.59 per diluted common share for the fourth quarter of 2024.
•Adjusted non-GAAP operating loss(10) of $151.9 million or $1.53 per diluted common share for the fourth quarter of 2024 which was adjusted to include net realized and unrealized investment losses and an interest in loss of equity method investments which are recurring parts of investment results with the Company's underwriting activities in run-off.
•An underwriting loss of $161.3 million for the fourth quarter of 2024 compared to an underwriting loss of $21.1 million in the same period in 2023 largely due to adverse prior year loss development ("PPD") of $129.4 million in the fourth quarter of 2024 compared to adverse PPD of $22.2 million during the same period in 2023.
•The Company's AmTrust Reinsurance segment had adverse PPD of $123.3 million in the fourth quarter of 2024 compared to adverse PPD of $21.7 million for the fourth quarter of 2023. Of the total adverse PPD experienced in this segment for the fourth quarter of 2024, $42.0 million is recoverable under the LPT/ADC Agreement and will be recognized as future GAAP income over time as recoveries are received and subject to the applicable GAAP accounting rules.
•The fourth quarter underwriting loss includes $24.3 million in charges related to the resolution of disputed ceded collected premium balances with AmTrust effective as of December 31, 2024.
•Deferred gain on the Company's Loss Portfolio Transfer and Adverse Development Cover Agreement ("LPT/ADC Agreement") with Cavello Bay Reinsurance Limited ("Cavello") increased to $105.0 million at December 31, 2024, due to adverse PPD, which is recoverable over time as future GAAP income.
•Amortization of the deferred gain was $4.1 million since cumulative paid losses have now exceeded the retention under the LPT/ADC Agreement. Recoveries under the LPT/ADC Agreement were $20.8 million in the fourth quarter of 2024.
•Investment results decreased to $4.1 million for the fourth quarter of 2024 compared to $14.6 million in fourth quarter of 2023 reflecting the impact of alternative investment sales during 2024 and lower income from restricted cash and investments as the associated liabilities continue to run-off.
•Excluding non-recurring expenses, Maiden's adjusted operating expenses increased 1.1% to $7.14 million for the three months ended December 31, 2024, compared to $7.06 million for the same period in 2023.

•Deferred tax asset of $1.59 per common share has not yet been recognized in book value per share, with approximately 17% of net operating loss ("NOL") carryforwards having no expiry date.
Patrick J. Haveron, Maiden’s Chief Executive Officer, commented on the fourth quarter and year end 2024 financial results: "As 2024 closed, Maiden took decisive steps to set a new path forward while completing a comprehensive review of our reserves and taking additional steps to increase confidence in our balance sheet as we look forward to our combination with Kestrel. We believe that Kestrel’s balance sheet light, fee revenue model will enable Maiden to realize our vision of delivering a strong fee-based insurance platform while selectively deploying underwriting capacity to optimize returns for shareholders. Along with our earlier announcement to divest our IIS platform, this transaction provides additional support to the strategic pivot we communicated to our shareholders and the market in 2024."
"While the fourth quarter charges which underpinned our fourth quarter results were in line with our pre-announcement, they are the conclusion of a challenging year for Maiden. We believe these steps enhance the stability of our balance sheet and we enter 2025 with renewed confidence, as we look forward to partnering with Terry and Luke Ledbetter and the Kestrel team."
"As we work to complete these critical strategic transactions, we continue to evaluate additional steps to further reduce our alternative investment portfolio. We have not made and do not expect to make any new commitments to alternative investment opportunities and continue to evaluate additional paths to further reducing this portfolio. It’s notable that our completed investments of $153.1 million to date, many of which were sold at dates earlier than anticipated to accommodate our strategic pivot, have to date produced an internal rate of return of 8.7% and a multiple of capital of 1.19x, above our targeted returns. These results give us confidence that the remainder of this portfolio will continue to deliver the returns we originally set out to achieve."
Mr. Haveron added, "Despite the adverse loss development that has significantly impacted our GAAP income statement, particularly in 2024, it’s important to underscore that a portion of this volatility is expected to be temporary as a significant portion will be covered by our LPT/ADC Agreement. Approximately $42.0 million or 32% and $64.3 million or 42% of the total reported adverse PPD for the three and twelve months ended December 31, 2024, respectively, is expected to be covered by the LPT/ADC Agreement and ultimately return over time to Maiden as future GAAP income, subject to the applicable GAAP accounting rules. During the fourth quarter, as we commenced recoveries under the LPT/ADC Agreement, we began amortizing the deferred gain on our balance sheet back into GAAP income which was $4.1 million during the fourth quarter and we expect the level of amortization of the deferred gain to increase appreciably during 2025."
"As the benefits of the LPT/ADC Agreement are amortized though our GAAP income statement, it once again reinforces why adjusted book value, which includes the $105.0 million deferred gain presently on the balance sheet, is a key metric in evaluating Maiden’s value, and we still have an additional $45.9 million in available limit to absorb development on potential future covered losses should it occur in the future."
"Including the reserving actions taken during 2024 and in the fourth quarter in particular, as part of our continuing efforts to further stabilize the balance sheet, we continue to pursue finality solutions to resolve the AmTrust liabilities not covered by the LPT/ADC Agreement with Cavello, including through third parties. It’s important to note there can be no assurance that we will identify and execute acceptable and/or cost-effective finality solutions."
Mr. Haveron concluded, "Finally, during the fourth quarter and prior to our announcement of the transaction with Kestrel, we continued our long-term capital management strategy and repurchased 383,355 common shares at an average price per share of $1.57 under our share repurchase plan. We suspended our repurchase program concurrently with our announcement of the agreement with Kestrel."
Consolidated Results for the Quarter Ended December 31, 2024
Net loss for the three months ended December 31, 2024 was $158.0 million compared to a net loss of $20.8 million for the three months ended December 31, 2023 largely due to the following:
•higher underwriting loss(4) of $161.3 million in the fourth quarter of 2024 compared to an underwriting loss of $21.1 million during the same respective period in 2023 which was impacted by:
•adverse PPD of $129.4 million in the fourth quarter of 2024 compared to adverse PPD of $22.2 million during the same period in 2023 detailed as follows:
•The AmTrust Reinsurance segment had adverse PPD of $123.3 million in the fourth quarter of 2024 compared to adverse PPD of $21.7 million for the fourth quarter of 2023; and
•The Diversified Reinsurance segment had adverse PPD of $6.0 million in the fourth quarter of 2024 compared to adverse PPD of $0.5 million for the fourth quarter of 2023.
•on a current accident year basis, underwriting loss of $32.0 million for the three months ended December 31, 2024 compared to an underwriting income of $1.1 million for the same period in 2023. This is primarily due to $24.3 million in charges related to the resolution of disputed uncollectible ceded premium balances with AmTrust.
•lower total income from investment activities of $4.1 million for the three months ended December 31, 2024 compared to $14.6 million during the same respective period in 2023, primarily due to continued negative operating cash flows due to settlement of claim payments to AmTrust as we run-off existing reinsurance liabilities in the AmTrust Reinsurance segment, the sale of certain of the Company's alternative investments earlier in 2024 and lower unrealized gains on certain securities, which was comprised of:
•net investment income of $6.0 million for the three months ended December 31, 2024 compared to $8.3 million for the same period in 2023;
•net realized and unrealized investment losses of $0.8 million for the three months ended December 31, 2024 compared to net realized and unrealized investment gains of $5.5 million for the same period in 2023; and
•interest in loss of equity method investments of $1.1 million for the three months ended December 31, 2024 compared to income of $0.9 million for the same period in 2023.
•corporate general and administrative expenses increased to $6.2 million for the three months ended December 31, 2024 compared to $4.2 million for the same respective period in 2023, primarily due to expenses related to significant and ongoing strategic initiatives pursued by the Company, including the Company's recently announced business combination with Kestrel; partly offset by:
•foreign exchange and other gains of $10.9 million for the three months ended December 31, 2024 compared to foreign exchange and other losses of $4.9 million for the same respective period in 2023, as the U.S. dollar strengthened against both the Euro and the British pound.
Net premiums written for the three months ended December 31, 2024 were $7.6 million compared to $6.9 million for the same period in 2023.
Net premiums written in the Diversified Reinsurance segment increased by $1.6 million or 22.4% for the three months ended December 31, 2024 compared to the same period in 2023 due to growth in direct premiums for Credit Life programs written by wholly owned Swedish subsidiaries Maiden LF and Maiden GF.
Net premiums written in the AmTrust Reinsurance segment decreased by $0.9 million for the three months ended December 31, 2024 compared to the same period in 2023 in connection with the termination of the reinsurance agreements with AmTrust.
Net premiums earned increased by $0.1 million for the three months ended December 31, 2024 compared to the same period in 2023 due to higher earned premiums in Diversified Reinsurance.
Other insurance expense for the three months ended December 31, 2024 includes $24.3 million in charges related to the resolution of disputed uncollected ceded premium balances with AmTrust.
Net investment income decreased by $2.3 million or 27.2% for the three months ended December 31, 2024 compared to the same period in 2023 primarily due to lower interest income earned on the Company's funds withheld receivable which decreased by $1.5 million in the fourth quarter of 2024 compared to the same period in 2023 as the AmTrust funds withheld receivable was fully exhausted in the third quarter 2024 as reinsurance liabilities related to that contract continue to run-off.
Average aggregate fixed income assets decreased by 24.3% due to the continued run-off of the Company's reinsurance liabilities previously written on prospective risks. The decrease in net investment income from fixed income assets was partially offset by higher annualized average book yields from fixed income assets, which include available-for-sale ("AFS") securities, cash and restricted cash, funds withheld receivable, and loan to related party. The yield on fixed income assets increased to 4.7% for the three months ended December 31, 2024, compared to 4.4% for the same period in 2023.
Annualized yields on fixed income assets (including the Company's related party loan) have increased as 51.1% of the Company's fixed income portfolio as of December 31, 2024 was invested in floating rate assets which enabled the Company's asset portfolio to respond to the higher interest rate environment during 2024, compared to 40.8% as of December 31, 2023. The weighted average interest rate on the Company's related party loan was 6.7% and 7.4% during the three months ended December 31, 2024 and 2023, respectively.
Net realized and unrealized investment losses for the three months ended December 31, 2024 were $0.8 million compared to net investment gains of $5.5 million for the same period in 2023, primarily due to a smaller alternative asset portfolio in the current period as compared to the prior year. This included net realized and unrealized investment losses on alternative investments of $0.8 million in the fourth quarter of 2024 compared to net realized and unrealized investment gains of $7.3 million in the fourth quarter of 2023.
Net loss and LAE increased by $115.9 million during the three months ended December 31, 2024 compared to the same period in 2023. Net loss and LAE for the fourth quarter of 2024 was impacted by net adverse PPD of $129.4 million compared to net adverse PPD of $22.2 million for the fourth quarter of 2023. The AmTrust Reinsurance segment had adverse PPD of $123.3 million in the fourth quarter of 2024 compared to adverse PPD of $21.7 million for the fourth quarter of 2023. The Diversified Reinsurance segment had adverse PPD of $6.0 million in the fourth quarter of 2024 compared to adverse PPD of $0.5 million for the fourth quarter of 2023.
Of the total adverse PPD experienced in the AmTrust Reinsurance segment for the three months ended December 31, 2024, approximately $42.0 million or 32.5% of the Company's total adverse PPD for the period is recoverable under the LPT/ADC Agreement and is expected to be recognized as future GAAP income over time as recoveries are received and subject to the applicable GAAP accounting rules.
Commission and other acquisition expenses decreased to $4.8 million for the three months ended December 31, 2024 compared to $4.9 million for the same period in 2023.
Total general and administrative expenses increased by $2.3 million, or 33.0% for the three months ended December 31, 2024, compared to the same period in 2023 primarily due to $2.3 million in higher professional service fees related to various strategic initiatives. Excluding non-recurring expenses, Maiden's adjusted operating expenses increased 1.1% to $7.14 million for the three months ended December 31, 2024, compared to $7.06 million for the same period in 2023.
Consolidated Results for the year ended December 31, 2024
Net loss for the year ended December 31, 2024 was $201.0 million compared to a net loss of $38.6 million for the year ended December 31, 2023. The net decrease in the Company's financial results for the year ended December 31, 2024 compared to 2023 was primarily due to:
•underwriting loss of $197.4 million in the year ended December 31, 2024 compared to an underwriting loss of $49.5 million for the year ended December 31, 2023 largely due to:
•adverse PPD of $154.4 million for year ended December 31, 2024 compared to adverse PPD of $38.2 million for the year ended December 31, 2023 detailed as follows:
•The AmTrust Reinsurance segment had adverse PPD of $147.5 million in 2024, compared to adverse PPD of $33.7 million in 2023; and
•The Diversified Reinsurance segment had adverse PPD of $6.9 million in 2024, compared to adverse PPD of $4.4 million in 2023.
•on a current accident year basis, an underwriting loss of $42.9 million for the year ended December 31, 2024 compared to an underwriting loss of $11.3 million for year ended December 31, 2023 primarily due to results in the AmTrust Reinsurance segment. The increase in the current year underwriting loss is primarily due to $24.3 million in charges related to the resolution of disputed uncollectible ceded premium balances with AmTrust.
•lower income from investment activities of $32.9 million for the year ended December 31, 2024 compared to $53.1 million for the year ended December 31, 2023 primarily due to continued negative operating cash flows due to settlement of claim payments to AmTrust as we run-off existing reinsurance liabilities in the AmTrust Reinsurance segment. The change in investment activities was comprised of:
•net investment income decreased to $25.5 million for the year ended December 31, 2024 compared to $37.4 million that was earned in 2023;
•net realized and unrealized investment gains of $5.6 million for the year ended December 31, 2024 compared to net realized and unrealized investment gains of $7.8 million in 2023; and
•interest in income of equity method investments of $1.7 million for the year ended December 31, 2024 compared to income of $7.8 million in 2023.
•corporate general and administrative expenses increased to $23.1 million for the year ended December 31, 2024 compared to $18.0 million in 2023 primarily due to expenses related to significant and ongoing strategic initiatives pursued by the Company, including Maiden's recently announced business combination with Kestrel. These items were partly offset by:
•foreign exchange and other gains of $7.0 million for the year ended December 31, 2024 compared to foreign exchange and other losses of $5.7 million earned in 2023 as the U.S. dollar strengthened against both the Euro and the British pound.
Net premiums written for the year ended December 31, 2024 increased by $9.9 million or 42.7% to $33.1 million compared to $23.2 million in 2023 primarily due to increases in premiums written in the Diversified Reinsurance segment.

Net premiums written in the AmTrust Reinsurance segment were $(1.7) million for the year ended December 31, 2024, compared to net premiums of $(3.9) million for the year ended December 31, 2023 which included negative gross and net premiums written of $6.1 million due to the cancellation of cases in a certain program in Specialty Risk and Extended Warranty.
Net premiums written in the Diversified Reinsurance segment increased by $7.6 million or 28.2% for the year ended December 31, 2024 compared to the year ended December 31, 2023 due to growth in direct premiums for Credit Life programs written by wholly owned Swedish subsidiaries Maiden LF and Maiden GF.
Net premiums earned increased by $5.5 million for the year ended December 31, 2024 compared to the year ended December 31, 2023 due to higher earned premiums of $6.7 million or 23.2% in the Diversified Reinsurance segment driven by growth in Credit Life programs written by Maiden LF and Maiden GF. Net premiums earned decreased by $1.2 million or 8.3% in the AmTrust Reinsurance segment.
Other insurance expense for the year ended December 31, 2024 included $24.3 million in charges related to the resolution of disputed uncollected ceded premium balances with AmTrust.
Net investment income decreased by $11.8 million or 31.7% for the year ended December 31, 2024 compared to the year ended December 31, 2023 due to lower interest income earned on the Company's funds withheld balance which decreased by $8.9 million as claim payments were settled through the funds held receivable. Average aggregate fixed income assets at December 31, 2024 decreased by 33.4% due to run-off of Maiden's reinsurance liabilities previously written on prospective risks.
Annualized average book yields increased to 4.5% for the year ended December 31, 2024 compared to 4.1% for the same period in 2023 driven by floating rate investments which comprise 51.1% of the Company's fixed income asset portfolio at December 31, 2024 compared to 40.8% as of December 31, 2023. The weighted average interest rate on Maiden's related party loan increased to 7.1% during the year ended December 31, 2024 compared to 7.0% for the same period in 2023.
Net realized and unrealized investment gains of $5.6 million were primarily due to net realized gains on the sale of alternative investments, partially offset by net realized losses on equity securities for the year ended December 31, 2024. This compared to net realized and unrealized investment gains of $7.8 million for the same respective period in 2023. Net realized and unrealized investment gains on alternative investments were $6.3 million for the year ended December 31, 2024, compared to net realized and unrealized gains of $10.8 million for the year ended December 31, 2023.
Net loss and LAE increased by $124.9 million or 204.0% during the year ended December 31, 2024, compared to the year ended December 31, 2023. Net loss and LAE was impacted by net adverse PPD of $154.4 million in 2024 compared to net adverse PPD of $38.2 million during 2023. Net adverse PPD of $147.5 million and $33.7 million was incurred in the AmTrust Reinsurance segment in the years ended December 31, 2024 and 2023, respectively.
Of total adverse development experienced in the AmTrust Reinsurance segment during the year ended December 31, 2024, approximately $64.3 million or 41.7% of the Company's total adverse PPD for the period is recoverable under the LPT/ADC Agreement and is expected to be recognized as future GAAP income over time as recoveries are received and subject to the applicable GAAP accounting rules.
Commission and other acquisition expenses increased by $4.8 million or 24.9% for the year ended December 31, 2024 compared to the year ended December 31, 2023 largely due to the accelerated amortization of deferred acquisition costs upon the recognition of a premium deficiency of $3.3 million in the AmTrust Reinsurance segment.
Total general and administrative expenses increased by $4.6 million or 14.8% for the year ended December 31, 2024 compared to the year ended December 31, 2023 primarily due to $5.9 million in higher professional service fees related to various strategic initiatives. Excluding non-recurring expenses, Maiden's adjusted operating expenses decreased 3.9% to $29.4 million for the year ended December 31, 2024, compared to $30.6 million for the year ended December 31, 2023.
Expenses related to the Company’s IIS business, which is no longer writing new business with the Company having entered into the AmTrust Renewal Rights Agreements, were 19.0% of the Company's recurring operating expenses for the year ended December 31, 2024.
Operating Results for the three and twelve months ended December 31, 2024
In addition to other adjustments, management adjusts reported GAAP net loss and underwriting results by excluding incurred losses and LAE covered by the LPT/ADC Agreement with Cavello. Such losses are fully recoverable from Cavello, and will be reported as future GAAP income over time as recoveries are received and subject to the applicable GAAP accounting rules, therefore adjusting for these losses shows the ultimate economic benefit of the LPT/ADC Agreement to Maiden.
Non-GAAP operating loss(5) was $150.0 million or $1.51 per diluted common share for the fourth quarter of 2024 compared to a loss of $7.8 million or $0.08 per diluted common share for the fourth quarter of 2023. Adjusted to include net realized and unrealized investment gains and losses and an interest in income or loss of equity method investments which are recurring parts of investment results with the Company’s underwriting activities in run-off, the non-GAAP operating loss was $151.9 million or $1.53 per diluted common share for the fourth quarter of 2024, compared to a loss of $1.5 million or $0.02 per diluted common share for the fourth quarter of 2023.
Non-GAAP operating loss was $181.2 million or $1.81 per diluted common share for the year ended December 31, 2024, compared to a loss of $23.0 million or $0.23 per diluted common share for the year ended December 31, 2023. Adjusted to include net realized and unrealized investment gains and an interest in income of equity method investments which are recurring parts of investment results with the Company’s underwriting activities in run-off, the non-GAAP operating loss was $173.9 million or $1.74 per diluted common share for the year ended December 31, 2024, compared to a loss of $7.3 million or $0.07 per diluted common share for the year ended December 31, 2023.
The unamortized deferred gain on retroactive reinsurance under the LPT/ADC Agreement with Cavello was $105.0 million as of December 31, 2024, a net increase of $34.0 million compared to $70.9 million at December 31, 2023, driven by adverse prior year loss development of $64.3 million reported for policies under the AmTrust Quota Share for the year ended December 31, 2024. These losses are recoverable under the LPT/ADC Agreement and will be recognized as future GAAP income over time as recoveries are received and subject to the applicable GAAP accounting rules. The favorable development on Workers Compensation losses previously commuted back to AmTrust which are contractually covered by the LPT/ADC Agreement reduced the unamortized deferred gain by $26.2 million for the year ended December 31, 2024. Amortization of the deferred gain was $4.1 million for the year ended December 31, 2024 since cumulative paid losses have now exceeded the retention under the LPT/ADC Agreement starting in the fourth quarter of 2024.
The table below shows the components of the deferred gain for the years ended December 31, 2024 and 2023:

For the Year Ended December 31,	2024	2023
	($ in thousands)
Opening Balance	$70,916	$45,408
Adverse PPD covered under the LPT/ADC Agreement	64,338	29,308
Favorable PPD on commuted Workers Compensation business	(26,200)	(3,800)
Amortization of deferred gain for the LPT/ADC Agreement	(4,099)	—
Deferred gain liability for the LPT/ADC Agreement	$104,955	$70,916
The table below shows the components of the increase in the related reinsurance recoverable on unpaid losses under the LPT/ADC Agreement for the years ended December 31, 2024 and 2023:

For the Year Ended December 31,	2024	2023
	($ in thousands)
Opening Balance	$515,463	$490,408
Adverse PPD covered under the LPT/ADC Agreement	64,338	29,308
Favorable PPD on commuted Workers Compensation business	(26,200)	(3,800)
Recoveries received under the LPT/ADC Agreement	(20,825)	—
Change in credit loss allowance on reinsurance recoverable under LPT/ADC Agreement	134	(453)
Reinsurance recoverable on unpaid losses under the LPT/ADC Agreement	$532,910	$515,463
Adjusted for prior year reserve development under the AmTrust Quota Share which is fully recoverable from Cavello under the LPT/ADC Agreement, the non-GAAP net loss and LAE(9) decreased by $16.9 million and $34.0 million for the three and twelve months ended December 31, 2024, respectively, compared to non-GAAP net loss and LAE which decreased by $14.4 million and $25.5 million in the three and twelve months ended December 31, 2023, respectively.
The non-GAAP underwriting loss(9) was $144.4 million and $163.3 million for the three and twelve months ended December 31, 2024, respectively, compared to a loss of $6.7 million and $24.0 million for the three and twelve months ended December 31, 2023, respectively. The non-GAAP underwriting loss for the three and twelve months ended December 31, 2024 primarily included:
•adverse loss development of $41.0 million and $40.6 million, respectively, in the AmTrust Reinsurance segment not covered by the LPT/ADC Agreement, specifically the run-off of the AmTrust Quota Share with losses occurring after December 31, 2018;
•adverse loss development of $44.4 million and $47.0 million for the European Hospital Liability Quota Share for the three and twelve months ended December 31, 2024, respectively;
•$24.3 million in charges during the fourth quarter of 2024 related to the resolution of disputed uncollectible ceded premium balances with AmTrust, the principal amount of which will be payable by Maiden Reinsurance in quarterly installments through the maturity date of December 31, 2032;

•favorable loss development on Workers Compensation losses previously commuted back to AmTrust which are contractually covered by the LPT/ADC Agreement reduced the deferred gain liability on retroactive reinsurance by $21.0 million and $26.2 million for the three and twelve months ended December 31, 2024, respectively; and
•underwriting loss in the Diversified Reinsurance segment of $7.4 million and $11.4 million for the three and twelve months ended December 31, 2024, respectively.
Please refer to the Non-GAAP Financial Measures tables in this earnings release for additional information on these non-GAAP financial measures and reconciliation of these measures to the appropriate GAAP measures.
Annual Report on Form 10-K for the Year Ended December 31, 2024 and Other Financial Matters
The Company’s Annual Report on Form 10-K for the year ended December 31, 2024 was filed with the U.S. Securities and Exchange Commission on March 10, 2025. Additional information on the matters reported in this news release along with other required disclosures can be found in that filing.
Total assets were $1.3 billion at December 31, 2024 which decreased by $202.9 million compared to December 31, 2023 largely due to the continuing run-off of the Company's prior reinsurance liabilities. Shareholders' equity was $45.2 million at December 31, 2024 compared to $249.2 million at December 31, 2023.
Adjusted shareholders' equity(2) was $150.1 million at December 31, 2024 compared to $320.1 million at December 31, 2023, which includes an unamortized deferred gain under the LPT/ADC Agreement of $105.0 million at December 31, 2024 and $70.9 million at December 31, 2023.
The Company's wholly owned subsidiary, Maiden Holdings North America, Ltd., holds NOL carryforwards which were $459.6 million as of December 31, 2024. Approximately $79.7 million or 17.4% of the Company's NOL carryforwards have no expiry date under the relevant U.S. tax law. These NOLs, in combination with additional net deferred tax assets primarily related to the Company's insurance liabilities, result in a net U.S. deferred tax asset (before valuation allowance) of $157.7 million or $1.59 per common share as of December 31, 2024. The net deferred tax assets are not presently recognized on the Company’s balance sheet as a full valuation allowance is carried against them.
During the three and twelve months ended December 31, 2024, Maiden Reinsurance continued its long-term capital management strategy via its previously implemented Rule 10b-5 trading plan and repurchased 383,355 and 1,871,755 common shares, respectively, at an average price per share of $1.57 and $1.87, respectively. Subsequent to the three months ended December 31, 2024, and through the period ended March 10, 2025, the Company did not repurchase any additional common shares under the Company's authorized common share repurchase plan. The Company's remaining share repurchase authorization was $68.1 million at March 10, 2025 under the Company's $100.0 million share repurchase plan, which was approved by the Company's Board of Directors on February 21, 2017. Concurrent with the announcement of the Kestrel Agreement, Maiden has suspended its common share repurchase program.
On May 3, 2023, the Company's Board of Directors approved the repurchase, including the repurchase by Maiden Reinsurance in accordance with its investment guidelines, of up to $100.0 million of the Company's Senior Notes from time to time at market prices in open market purchases or as may be privately negotiated. The Company's current remaining authorization is $99.9 million for Senior Notes repurchases.
The Company no longer presents certain non-GAAP measures such as combined ratio and its related components in its news release or quarterly reports, as it believes that as the run-off of its reinsurance portfolios progresses, such ratios are increasingly not meaningful and of less value to readers as they evaluate Maiden's financial results.
Quarterly Dividends
The Company's Board of Directors did not authorize any quarterly dividends on its common shares during the three and twelve months ended December 31, 2024 and 2023.
About Maiden Holdings, Ltd.
Maiden Holdings, Ltd. is a Bermuda-based holding company formed in 2007. Maiden creates shareholder value by actively managing and allocating our assets and capital, including through ownership and management of businesses and assets mostly in the insurance and related financial services industries where we can leverage our deep knowledge of those markets.
(1)(2)(4)(5)(9) Please refer to the Non-GAAP Financial Measures tables for additional information on these non-GAAP financial measures and reconciliation of these measures to GAAP measures.
CONTACT:
FGS Global
Maiden@fgsglobal.com

Special Note about Forward Looking Statements
Certain statements in this press release, other than purely historical information, including estimates, projections, statements relating to the Company’s business plans, objectives and expected operating results and the assumptions upon which those statements are based, including statements in respect of the combination with Kestrel, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include general statements both with respect to the Company and the insurance industry and generally are identified with the words "anticipate", "believe", "expect", "predict", "estimate", "intend", "plan", "project", "seek", "potential", "possible", "could", "might", "may", "should", "will", "would", "will be", "will continue", "will likely result" and similar expressions. In light of the risks and uncertainties inherent in all forward-looking statements, the inclusion of such statements in this press release should not be considered as a representation by the Company or any other person that the Company’s objectives or plans or other matters described in any forward-looking statement will be achieved. These statements are based on current plans, estimates, assumptions and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore, you should not place undue reliance on them. Important factors that could cause actual results to differ materially from those in such forward-looking statements are set forth in Item 1A "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.
The Company cautions that the list of important risk factors in its Annual Report on Form 10-K for the year ended December 31, 2024 is not intended to be and is not exhaustive. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law, and all subsequent written and oral forward-looking statements attributable to the Company or individuals acting on the Company’s behalf are expressly qualified in their entirety by this paragraph. If one or more risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from what was projected. Any forward-looking statements in this press release reflect the Company’s current view with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the Company’s operations, results of operations, growth, strategy and liquidity. Readers are cautioned not to place undue reliance on the forward-looking statements which speak only as of the dates of the documents in which such statements were made.
Any discrepancies between the amounts included in the results of operations discussion and the consolidated financial statement tables are due to rounding.

MAIDEN HOLDINGS, LTD.
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share and per share data)

	December 31, 2024	December 31, 2023
	(Audited)	(Audited)
ASSETS
Investments:
Fixed maturities, available-for-sale, at fair value (amortized cost 2024 - $236,788; 2023 - $258,536)	$232,613	$250,601
Equity securities, at fair value	13,147	41,722
Equity method investments	81,287	80,929
Other investments	157,016	186,388
Total investments	484,063	559,640
Cash and cash equivalents	25,651	35,412
Restricted cash and cash equivalents	9,084	7,266
Accrued investment income	3,346	4,532
Reinsurance balances receivable, net	8,159	12,450
Reinsurance recoverable on unpaid losses	571,331	564,331
Loan to related party	167,975	167,975
Deferred commission and other acquisition expenses, net	8,102	17,566
Funds withheld receivable	12,650	143,985
Other assets	4,830	5,777
Assets held for sale	20,815	—
Total assets	$1,316,006	$1,518,934
LIABILITIES
Reserve for loss and loss adjustment expenses	$793,679	$867,433
Unearned premiums	29,793	46,260
Deferred gain on retroactive reinsurance	107,255	73,240
Liability for securities purchased	6,480	—
Accrued expenses and other liabilities	77,966	28,244
Senior notes - principal amount	262,361	262,361
Less: unamortized debt issuance costs	7,604	7,764
Senior notes, net	254,757	254,597
Liabilities held for sale	883	—
Total liabilities	1,270,813	1,269,774
Commitments and Contingencies
EQUITY
Common shares	1,503	1,497
Additional paid-in capital	888,067	886,072
Accumulated other comprehensive loss	(32,733)	(31,469)
Accumulated deficit	(687,914)	(486,945)
Treasury shares, at cost	(123,730)	(119,995)
Total Equity	45,193	249,160
Total Liabilities and Equity	$1,316,006	$1,518,934

Book value per common share(1)	$0.46	$2.48

Common shares outstanding	99,039,253	100,472,120

MAIDEN HOLDINGS, LTD.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands of U.S. dollars, except share and per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Revenues:
Gross premiums written	$7,563	$7,095	$33,196	$23,466
Net premiums written	$7,567	$6,908	$33,063	$23,168
Change in unearned premiums	4,019	4,541	16,411	20,801
Net premiums earned	11,586	11,449	49,474	43,969
Other insurance (expense) revenue, net	(24,240)	36	(24,194)	39
Net investment income	6,015	8,267	25,546	37,378
Net realized and unrealized investment (losses) gains	(793)	5,454	5,610	7,848
Total revenues	(7,432)	25,206	56,436	89,234
Expenses:
Net loss and loss adjustment expenses	140,674	24,725	186,127	61,228
Commission and other acquisition expenses	4,836	4,942	24,310	19,462
General and administrative expenses	9,395	7,062	35,348	30,796
Total expenses	154,905	36,729	245,785	111,486
Other expenses
Interest and amortization expenses	4,818	4,815	19,266	18,226
Foreign exchange and other (gains) losses	(10,863)	4,898	(7,001)	5,741
Total other expenses	(6,045)	9,713	12,265	23,967
Loss before income taxes and interest in (loss) income of equity method investments	(156,292)	(21,236)	(201,614)	(46,219)
Less: income tax expense	577	449	1,055	196
Interest in (loss) income of equity method investments	(1,120)	904	1,700	7,846
Net loss	$(157,989)	$(20,781)	$(200,969)	$(38,569)

Basic and diluted loss per share attributable to common shareholders	$(1.59)	$(0.21)	$(2.01)	$(0.38)
Annualized return on average common equity	(496.1)%	(32.2)%	(136.5)%	(14.5)%
Weighted average number of common shares - basic and diluted	99,278,032	100,776,804	99,902,695	101,382,606

MAIDEN HOLDINGS, LTD.
SUPPLEMENTAL FINANCIAL DATA - SEGMENT INFORMATION (Unaudited)
(in thousands of U.S. dollars)

For the Three Months Ended December 31, 2024	Diversified Reinsurance	AmTrust Reinsurance	Total
Gross premiums written	$8,508	$(945)	$7,563
Net premiums written	$8,512	$(945)	$7,567
Net premiums earned	$8,991	$2,595	$11,586
Other insurance revenue (expense)	19	(24,259)	(24,240)
Net loss and loss adjustment expenses ("loss and LAE")	(10,269)	(130,405)	(140,674)
Commission and other acquisition expenses	(3,702)	(1,134)	(4,836)
General and administrative expenses(3)	(2,481)	(686)	(3,167)
Underwriting loss (4)	$(7,442)	$(153,889)	(161,331)
Reconciliation to net loss
Net investment income and net realized and unrealized investment losses			5,222
Interest and amortization expenses			(4,818)
Foreign exchange and other gains, net			10,863
Other general and administrative expenses(3)			(6,228)
Income tax expense			(577)
Interest in loss of equity method investments			(1,120)
Net loss			$(157,989)

For the Three Months Ended December 31, 2023	Diversified Reinsurance	AmTrust Reinsurance	Total
Gross premiums written	$7,139	$(44)	$7,095
Net premiums written	$6,952	$(44)	$6,908
Net premiums earned	$7,157	$4,292	$11,449
Other insurance revenue	36	—	36
Net loss and LAE	(3,104)	(21,621)	(24,725)
Commission and other acquisition expenses	(3,335)	(1,607)	(4,942)
General and administrative expenses(3)	(2,247)	(628)	(2,875)
Underwriting loss(4)	$(1,493)	$(19,564)	(21,057)
Reconciliation to net loss
Net investment income and net realized and unrealized investment gains			13,721
Interest and amortization expenses			(4,815)
Foreign exchange and other losses, net			(4,898)
Other general and administrative expenses(3)			(4,187)
Income tax expense			(449)
Interest in income of equity method investments			904
Net loss			$(20,781)

MAIDEN HOLDINGS, LTD.
SUPPLEMENTAL FINANCIAL DATA - SEGMENT INFORMATION (Unaudited)
(in thousands of U.S. dollars)

For the Year Ended December 31, 2024	Diversified Reinsurance	AmTrust Reinsurance	Total
Gross premiums written	$34,882	$(1,686)	$33,196
Net premiums written	$34,749	$(1,686)	$33,063
Net premiums earned	$35,787	$13,687	$49,474
Other insurance revenue (expense)	65	(24,259)	(24,194)
Net loss and LAE	(22,583)	(163,544)	(186,127)
Commission and other acquisition expenses	(15,266)	(9,044)	(24,310)
General and administrative expenses	(9,441)	(2,773)	(12,214)
Underwriting loss	$(11,438)	$(185,933)	(197,371)
Reconciliation to net loss
Net investment income and net realized and unrealized investment gains			31,156
Interest and amortization expenses			(19,266)
Foreign exchange and other gains, net			7,001
Other general and administrative expenses			(23,134)
Income tax expense			(1,055)
Interest in income from equity method investments			1,700
Net loss			$(200,969)

For the Year Ended December 31, 2023	Diversified Reinsurance	AmTrust Reinsurance	Total
Gross premiums written	$27,402	$(3,936)	$23,466
Net premiums written	$27,104	$(3,936)	$23,168
Net premiums earned	$29,039	$14,930	$43,969
Other insurance revenue	39	—	39
Net loss and LAE	(14,230)	(46,998)	(61,228)
Commission and other acquisition expenses	(13,879)	(5,583)	(19,462)
General and administrative expenses	(10,110)	(2,690)	(12,800)
Underwriting loss	$(9,141)	$(40,341)	(49,482)
Reconciliation to net loss
Net investment income and net realized and unrealized investment gains			45,226
Interest and amortization expenses			(18,226)
Foreign exchange and other losses, net			(5,741)
Other general and administrative expenses			(17,996)
Income tax expense			(196)
Interest in income from equity method investments			7,846
Net loss			$(38,569)

MAIDEN HOLDINGS, LTD.
NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of U.S. dollars, except share and per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Non-GAAP operating loss (5)	$(150,005)	$(7,841)	$(181,241)	$(23,014)
Non-GAAP basic and diluted operating loss per common share attributable to Maiden common shareholders(5)	$(1.51)	$(0.08)	$(1.81)	$(0.23)
Annualized non-GAAP operating return on average adjusted common equity(6)	(267.4)%	(9.7)%	(77.1)%	(7.1)%
Reconciliation of net loss to non-GAAP operating loss:
Net loss	$(157,989)	$(20,781)	$(200,969)	$(38,569)
Add (subtract):
Net realized and unrealized investment losses (gains)	793	(5,454)	(5,610)	(7,848)
Foreign exchange and other (gains) losses	(10,863)	4,898	(7,001)	5,741
Interest in loss (income) of equity method investments	1,120	(904)	(1,700)	(7,846)
Change in reinsurance recoverable under the LPT/ADC Agreement	16,934	14,400	34,039	25,508
Non-GAAP operating loss (5)	$(150,005)	$(7,841)	$(181,241)	$(23,014)
Weighted average number of common shares - basic and diluted	99,278,032	100,776,804	99,902,695	101,382,606
Reconciliation of diluted loss per share attributable to Maiden common shareholders to non-GAAP diluted operating loss per share attributable to Maiden common shareholders:
Diluted loss per share attributable to common shareholders	$(1.59)	$(0.21)	$(2.01)	$(0.38)
Add (subtract):
Net realized and unrealized investment losses (gains)	0.01	(0.05)	(0.05)	(0.08)
Foreign exchange and other (gains) losses	(0.11)	0.05	(0.07)	0.06
Interest in loss (income) of equity method investments	0.01	(0.01)	(0.02)	(0.08)
Change in reinsurance recoverable under the LPT/ADC Agreement	0.17	0.14	0.34	0.25
Non-GAAP diluted operating loss per share attributable to common shareholders	$(1.51)	$(0.08)	$(1.81)	$(0.23)
Non-GAAP Underwriting Results and Non-GAAP Net Loss and LAE
Gross premiums written	$7,563	$7,095	$33,196	$23,466
Net premiums written	$7,567	$6,908	$33,063	$23,168
Net premiums earned	$11,586	$11,449	$49,474	$43,969
Other insurance (expense) revenue, net	(24,240)	36	(24,194)	39
Non-GAAP net loss and LAE(9)	(123,740)	(10,325)	(152,088)	(35,720)
Commission and other acquisition expenses	(4,836)	(4,942)	(24,310)	(19,462)
General and administrative expenses(3)	(3,167)	(2,875)	(12,214)	(12,800)
Non-GAAP underwriting loss(9)	$(144,397)	$(6,657)	$(163,332)	$(23,974)

Net loss and LAE	$140,674	$24,725	$186,127	$61,228
Less: adverse prior year loss development covered under the LPT/ADC Agreement	16,934	14,400	34,039	25,508
Non-GAAP net loss and LAE(9)	$123,740	$10,325	$152,088	$35,720

MAIDEN HOLDINGS, LTD.
NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of U.S. dollars, except share and per share data)

	December 31, 2024	December 31, 2023
Investable assets:
Total investments	$484,063	$559,640
Cash and cash equivalents	25,651	35,412
Restricted cash and cash equivalents	9,084	7,266
Loan to related party	167,975	167,975
Funds withheld receivable	12,650	143,985
Total investable assets(7)	$699,423	$914,278

Capital:
Total shareholders' equity	$45,193	$249,160
2016 Senior Notes	110,000	110,000
2013 Senior Notes	152,361	152,361
Total capital resources(8)	$307,554	$511,521

Reconciliation of total shareholders' equity to adjusted shareholders' equity:
Total Shareholders’ Equity	$45,193	$249,160
Unamortized deferred gain on LPT/ADC Agreement	104,955	70,916
Adjusted shareholders' equity(2)	$150,148	$320,076

Reconciliation of book value per common share to adjusted book value per common share:
Book value per common share	$0.46	$2.48
Unamortized deferred gain on LPT/ADC Agreement	1.06	0.71
Adjusted book value per common share(2)	$1.52	$3.19

(1) Book value per common share is calculated using shareholders’ equity divided by the number of common shares outstanding. Management uses growth in this metric as a prime measure of the value we are generating for our common shareholders, because management believes that growth in this metric ultimately results in growth in the Company’s common share price. This metric is impacted by the Company’s net income and external factors, such as interest rates, which can drive changes in unrealized gains or losses on our investment portfolio, as well as share repurchases.

(2) Adjusted Total Shareholders' Equity and Adjusted Book Value per Common Share: Management has adjusted GAAP shareholders' equity by adding the unamortized deferred gain on retroactive reinsurance arising from the LPT/ADC Agreement. As a result, by virtue of this adjustment, management has also computed the Adjusted Book Value per Common Share. The deferred gain on retroactive reinsurance represents amounts estimated to be fully recoverable from Cavello and management believes adjusting for this shows the ultimate economic benefit of the LPT/ADC Agreement. We believe reflecting this economic benefit is helpful to understand future trends in our operations, which will improve the Company's shareholders' equity over the settlement period.

(3) Underwriting related general and administrative expenses is a non-GAAP measure and includes expenses which are segregated for analytical purposes as a component of underwriting income (loss).

(4) Underwriting income or loss is a non-GAAP measure and is calculated as net premiums earned plus other insurance revenue less net loss and LAE, commission and other acquisition expenses and general and administrative expenses directly related to underwriting activities. For purposes of these non-GAAP operating measures, the fee-generating business, which is included in our Diversified Reinsurance segment, is considered part of the underwriting operations of the Company. Management believes that this measure is important in evaluating the underwriting performance of the Company and its segments. This measure is also a useful tool to measure the profitability of the Company separately from the investment results and is also a widely used performance indicator in the insurance industry.

(5) Non-GAAP operating earnings (loss) and non-GAAP basic and diluted operating earnings (loss) per common share are non-GAAP financial measure defined by the Company as net income (loss) excluding realized investment gains and losses, foreign exchange and other gains and losses, interest in income (loss) of equity method investment, and (favorable) adverse prior year loss development subject to LPT/ADC Agreement and should not be considered as an alternative to net income (loss). The Company's management believes that the use of non-GAAP operating earnings (loss) and non-GAAP diluted operating earnings (loss) per common share enables investors and other users of the Company’s financial information to analyze its performance in a manner similar to how management analyzes performance. Management also believes that these measures generally follow industry practice therefore allowing the users of financial information to compare the Company’s performance with its industry peer group, and that the equity analysts and certain rating agencies which follow the Company, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons. Non-GAAP operating earnings should not be viewed as a substitute for U.S. GAAP net income.

(6) Non-GAAP operating return on average adjusted shareholders' equity is a non-GAAP financial measure. Management uses non-GAAP operating return on average adjusted shareholders' equity as a measure of profitability that focuses on the return to common shareholders. It is calculated using non-GAAP operating earnings divided by average adjusted shareholders' equity adjusted for the deferred gain on LPT/ADC Agreement.

(7) Investable assets are the total of the Company's investments, cash and cash equivalents, loan to a related party and funds withheld receivable.

(8) Total capital resources are the sum of the Company's principal amount of debt and shareholders' equity.

(9) Non-GAAP net loss and LAE and Non-GAAP underwriting income (loss): Management has further adjusted the net loss and LAE and underwriting income (loss) (as defined above) by recognizing into income the (favorable) adverse prior year loss development subject to LPT/ADC Agreement relating to losses subject to that agreement. The deferred gain represents amounts estimated to be fully recoverable from Cavello and management believes adjusting for this shows the ultimate economic benefit of the LPT/ADC Agreement on Maiden's underwriting income (loss). Management believes reflecting the economic benefit of this retroactive reinsurance agreement is helpful for understanding future trends in our operations.

(10) Adjusted non-GAAP operating earnings (loss) are non-GAAP financial measures defined by the Company as net income (loss) excluding foreign exchange and other gains and losses, and (favorable) adverse prior year loss development subject to LPT/ADC Agreement and should not be considered as an alternative to net income (loss). The operating loss was adjusted to include net realized and unrealized investment losses and an interest in loss of equity method investments which are recurring parts of investment results with our underwriting activities in run-off.

Exhibit 99.2

PRESS RELEASE

Maiden Holdings, Ltd. Releases Fourth Quarter 2024
Financial Results and Updates on Strategic Transactions

PEMBROKE, Bermuda, March 10, 2025 (BUSINESS WIRE) -- Maiden Holdings, Ltd. (NASDAQ:MHLD) ("Maiden") has released its fourth quarter 2024 financial results and provided an update on its recently announced strategic transactions via its investor relations website. Concurrent with releasing its results, Maiden also published an investor update presentation. Both documents are posted at https://www.maiden.bm/investor_relations.

About Maiden Holdings, Ltd.

Maiden Holdings, Ltd. is a Bermuda-based holding company formed in 2007. Maiden creates shareholder value by actively managing and allocating our assets and capital, including through ownership and management of businesses and assets mostly in the insurance and related financial services industries where we can leverage our deep knowledge of those markets.

CONTACT:

FGS Global
Maiden@fgsglobal.com